Exhibit (p)(23)

Nordea Investment Management North America, Inc.

(“NIMNAI”)

CODE OF CONDUCT & ETHICS

2019

This Code of Conduct & Ethics is the sole property of Nordea Investment Management North America, Inc. Employees must return this document upon termination for any reason of an employee’s association with the Firm. The contents of this document are strictly confidential. Employees may not duplicate, copy or reproduce this document in whole or in part or make it available in any form without prior approval in writing from NIMNAI’s Chief Compliance Officer.

Confidential Information – For Internal Use Only

Table of Contents

Introduction	3
Standard of Conduct and Compliance with Laws, Rules, and Regulations	4
Protection of Material Non-Public, Confidential Information and Data Privacy	5
Personal Account Dealings	7
Gifts and Hospitality	13
External Engagements (Outside Business Activity)	20
Communication with the Public	21
Mandatory Leave	22
Disclosure of Conflict of Interest and Undue Influence	22
Exceptions from Compliance	22
Compliance Certifications	22
Raising Your Concern and Reporting a Breach	22
Sanctions	23
Recordkeeping	23
Appendix A: Definitions	25
Appendix B: Initial and Annual Certification	30
Appendix C: Gifts and Hospitality Overview Chart U.S. Counterparts	31
Appendix D: G&H Reports	32
Appendix E: NIMNAI External Engagement Form	35
Appendix F: Compliance Function: NIMNAI and NIM AB Compliance	36

Confidential Information – For Internal Use Only	Page 2 of 36
Definitions for italicized terms may be found in Appendix A: Definitions

Introduction

Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) requires that all investment advisors registered with the United States (“U.S.”) Securities and Exchange Commission (“SEC”) to adopt a code of ethics that sets forth standards of conduct and require compliance with federal and any applicable state securities laws. Nordea Investment Management North America, Inc. (the “Firm” or “NIMNAI”), a Delaware corporation, is a registered investment advisor with the SEC and a direct, wholly-owned subsidiary of Nordea Investment Management AB (“NIM AB”). NIM AB is wholly-owned by Nordea Asset Management Holding AB (“NAM AB”) and is regulated by the Swedish Financial Supervisory Authority (“FSA”). NAM AB is wholly-owned by Nordea Bank Abp (“NBAbp” “Nordea” or “Nordea Group”). The ultimate parent of NIMNAI is NBAbp, a publicly traded Finnish company.

NIMNAI has an agreement with its parent company, NIM AB, as an affiliate in which NIM AB provides portfolio management of NIMNAI’s Client portfolios, including investment decisions. NIMNAI and NIM AB are relying on the SEC’s no-action letters generally referred to as the “Unibanco Letters” which grant relief specifically to non-U.S. advisers who have a U.S. affiliate that is registered with the SEC and allows the registered affiliate to use the resources and personnel of the non-U.S. adviser to provide investment management services to the registered adviser’s Clients. Under the guidance in the Unibanco Letters, NIM AB is considered a “participating affiliate” of NIMNAI and certain personnel of NIM AB that are involved in or have access to NIMNAI’s advisory activities are “Associated Persons” of NIMNAI. NIMNAI treats all persons deemed to be Associated Persons of NIMNAI as “advisory representatives” of NIMNAI, which they are equivalent of an “Access Person” under Rule 204A-1 under the Advisers Act. Therefore, some NIM AB employees are dually affiliated with NIMNAI and subject to NIMNAI’s Code of Conduct and Ethics (the “Code”) in addition to local NIM AB requirements. If a more restrictive policy applies to NIMNAI, then the more restrictive provisions of that policy will govern. All applicable employees are responsible for being aware of and complying with all relevant policies. NIMNAI through a service legal agreement has outsourced or is utilizing the resources of NBAbp, New York Branch (“NYB”) as detailed in the agreement for its local Human Resources (“HR”), Financial Control (“FC”), IT, Operational Risk, Information Security, and Vendor Management functions. NIMNAI shares office with NYB and NIMNAI’s data is maintained and administered by the NYB HR, FC, IT, Operational Risk, Information Security, and Vendor Management staff. This staff is not considered employees of NIMNAI, and therefore, not subject to this Code.

This Code applies to all of the Firm’s Associates and Associated Persons (each a “NIMNAI Representative”). The Code is intended to reflect the fiduciary principles that govern the conduct of NIMNAI and NIMNAI Representatives in those situations where NIMNAI acts as an investment advisor as defined under the Advisers Act and is providing investment advice to its Clients. It is designed to, among other things, govern personal securities trading activities (also known as Personal Account Dealings (″PAD″)) in the accounts of employees, Closely Related Person accounts and accounts in which an employee has a Beneficial Interest and/or Investment Control. NIMNAI Representatives are responsible for informing their Closely Related Persons about the rules applicable to them within this Code.1 The Code is based upon the principle that NIMNAI and its employees owe a fiduciary duty to NIMNAI’s Clients to conduct affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of Clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential Conflict of Interest or any abuse of their position of trust and responsibility.

NIMNAI’s long-term success is based on trust and confidence. The Nordea Code of Conduct describes in general terms the ethical principles for how the Nordea Group, including NIMNAI, guide the business, how to treat Clients, and the behavior expected from employees. NIMNAI is committed to the highest standards of ethical and professional conduct in its operations. NIMNAI’s integrity and reputation depend on our ability to do the

1 For purposes of the EU General Data Protection Regulation (“GDPR”) Closely Related Persons of non-U.S. citizens are not subject to rules applicable to them within this Code. The Nordea employee shall certify as necessary on behalf of the Closely Related Person.

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Definitions for italicized terms may be found in Appendix A: Definitions right thing, even when it is not the easiest thing to do. In striving toward this commitment, we cannot compromise our ethics or principles. NIMNAI places great importance on honesty, integrity, quality and trust. The purpose of the Code is to preclude activities which may lead to or give the appearance of a Conflict of Interest, insider trading and other forms of prohibited or unethical business conduct.

The Code is not all-inclusive, and rather provides basic guidelines of business practices, and professional and personal conduct you are expected to follow. It further strengthens NIMNAI’s commitment to good citizenship, including ethics, honesty and sincerity. It is a matter of earning and maintaining its customers’ trust, a very precious and valuable asset. No matter what your role is, you are expected to:

•	Demonstrate behavior which reflects honesty, integrity, quality and trust at all times;
•	Set an example for others and recognize those around you who also demonstrate these standards of behavior;
•	Speak out when you feel that these behaviors are threatened or compromised.

The excellent name and reputation of the Firm continues to be a direct reflection of the conduct of each employee. Each of us is accountable for our actions, and each of us is responsible for knowing and abiding by the policies that apply to us. Managers have a special responsibility to ensure, through example and communications that employees they supervise understand and comply with the Code and all other relevant policies.

NIMNAI Compliance shall conduct training programs and on-going education on this Code and its principles as part of the new hire and annual training plan. NIM AB Compliance provides support, advice and reports major findings and issues related to the Code.

NIMNAI’s Chief Compliance Officer (“CCO”) together with the Head of NAM Compliance has the final authority to determine which NIMNAI Representatives are considered under this Code. All NIMNAI Representatives are required to acknowledge receipt of this Code and any material amendments thereto in writing or electronically (Appendix B). Employees are urged to seek advice from the Compliance Function for any questions about the Code or the application of the Code to their individual circumstances. NIMNAI CCO or the Head of NAM Compliance may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of NIMNAI Clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading (also known as personal account dealings) should be resolved in favor of the Client even at the expense of interests of employees. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment. In the event that any discrepancies between this Code and that of NIM AB, Head of NAM Compliance together with the Firm’s CCO, and when necessary other stakeholders, shall determine best solution for execution.

The Firm will provide Clients with a copy of the Nordea Code of Conduct and a summary of this Code upon request.

Standard of Conduct and Compliance with Laws, Rules, and Regulations

As a global organization, we are subject to laws and regulations in all the locations in which we do business. NIMNAI expects all of its NIMNAI Representatives to comply with all of the laws, rules and regulations applicable to its operations and business. Any breaches of the law can have serious consequences beyond your employment, both for NIMNAI and for you as an individual.

NIMNAI places the highest priority on maintaining its reputation for integrity and professionalism. Our reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our Clients is something we value and endeavor to protect. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all NIMNAI Representatives comply with various provisions of other U.S. Federal Securities Laws. Although the laws that apply may be complex, ignorance is no excuse. You are

Confidential Information – For Internal Use Only	Page 4 of 36
Definitions for italicized terms may be found in Appendix A: Definitions ultimately responsible for understanding which laws and regulations apply to you and your work you do, and comply with NIMNAI’s policies and procedures applicable to your respective job responsibility. When in doubt, you should seek advice from your supervisor or from the Compliance Function.

The Advisers Act makes it unlawful for NIMNAI or its agents or employees to employ any device, scheme or artifice to defraud any Client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder. In adopting this Code, NIMNAI recognizes that it and its NIMNAI Representatives owe a fiduciary duty to the Firm’s Clients and must at all times:

•	Place the interests of NIMNAI Clients first, and the interest of NIMNAI second before personal interests;
•	Avoid any actual or potential Conflict of Interest or any situation that has the appearance of a Conflict of Interest or impropriety;
•	Abide by all applicable federal and states securities laws;
•	Use reasonable, independent professional judgement when conducting investment analysis, making investment recommendations, or taking investment actions on behalf of Clients;
•	Keep information concerning the identity of security holdings and financial circumstances of NIMNAI Clients confidential;
•	Never intentionally mislead a Client;
•	Never engage in any act, transaction, practice, or course of business which would operate as a fraud or deceit;
•	Conduct personal securities transactions in a manner consistent with this Code and consistent with Client interests; and
•	Avoid any abuse of position of trust and responsibility.

This Code applies to anyone who is identified as a NIMNAI Representative. In some circumstances, this will include times when you are outside your immediate workplace or working hours, for example at work functions, out of hours work activities or when you are out in the community on behalf of NIMNAI. All NIMNAI Representatives should keep in mind that your behavior and activity reflects upon the Firm and all NIMNAI Representatives are responsible for protecting NIMNAI’s reputation.

Protection of Material Non-Public, Confidential Information and Data Privacy

Insider Information

Under U.S. Federal Securities Laws, it is illegal to buy or sell a Security while in possession of material, non-public information related to a Security (inside information under the European Market Abuse Regulation). It is also illegal to “tip” or share any insider information about an issuer with others or recommend that they trade the issuer’s securities.

Violation of this rule exposes NIMNAI and NIMNAI Representatives to severe civil and criminal penalties including disgorgement of profits, substantial fines and imprisonment. NIMNAI Representatives are also subject to disciplinary action by Nordea including termination of employment. Under certain circumstances given the law, supervisors of a NIMNAI Representative who is found liable for insider trading may be subject to criminal fines up to $1 million per violation, civil penalties of up to the greater of $1 million or three times the amount of the associate’s profits or loss avoided, and discipline by Nordea, including termination of employment. In the event a NIMNAI Representative is found liable for insider trading, NIMNAI and Nordea can be prohibited from gaining additional licenses for other business activities.

Information is “non-public” if it has not been disseminated broadly to the investing public, for example, being made generally available to the public through the Internet, a press release, public filing with the SEC or some other government agency, in the Wall Street Journal or some other publication of general circulation, or other means of widespread distribution (paid subscriptions may not always be considered public). Information is

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Definitions for italicized terms may be found in Appendix A: Definitions

“material” if an investor would consider it important in making a decision to buy, hold or sell a Security. As a rule of thumb, any information that would impact the value of a Security should be considered material regardless of whether the information is directly related to the company’s business. Examples of “material” information include, but not limited to:

•	Financial results or forecasts, or any information that indicates a company’s financial results may exceed or fall short of forecasts or expectations;
•	Important new products or services;
•	Pending or contemplated acquisitions or dispositions, including mergers, tender offers or joint venture proposals;
•	Possible management changes or changes of control;
•	Significant write-offs;
•	Initiation or settlement of significant litigation; and
•	Changes in a company’s auditors or a notification from a company’s auditors that the company may no longer rely on the auditor’s report.

The rules contained in this Code apply to Securities trading and information handling by NIMNAI Representatives and their Closely Related Persons.

Before executing any trade for yourself or others, including NIMNAI Clients, you must determine whether you have access to material, non-public information. If you think you might have access to material, non-public information, you should take the following steps:

•	Report the information to the Compliance Function for further evaluation by email to nim.compliance@nordea.com.
•	Do not purchase or sell the Security on behalf of yourself or others, including NIMNAI Clients.
•	Do not communicate the information internally or externally, other than the Compliance Function for the purpose of managing the insider information and relevant employees in NAM who have a job-related need for it.
•	The Compliance Function together with other relevant stakeholders if necessary, will determine whether the information is material, non-public, and if so, what action NIMNAI will take.

Contacts with public companies may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when in the course of these contacts, a NIMNAI Representative or other persons subject to this Code become aware of material, non-public information. To protect NIMNAI Clients, NIMNAI and yourself, you should contact the Compliance Function immediately if you believe that you may have received material, non-public information.

Although NIMNAI as a firm does not typically receive material, non-public information, it will take appropriate actions to establish a restricted list in certain Securities at the issuer level. NIMNAI Representatives are prohibited from personally, or on behalf of a Client account, trade (buy or sell) in the Securities of an issuer that is included on a Restricted List.

Confidentiality

In your work at NIMNAI, you may come across private and Confidential Information relating to NIMNAI, colleagues, Clients, suppliers or other third-parties. When people provide us with this type of information, they are trusting NIMNAI. Misuse of Confidential Information and private information can have severe commercial and reputational consequences for NIMNAI and can also greatly affect those whose information is misused.

Information may include security holdings for Clients, financial circumstances, identity, advice furnished by NIMNAI to the Client, and securities investments made by NIMNAI on behalf of the Client, and data or analysis derived from such non-public information. All information relating to NIMNAI’s Clients is subject to the policies and procedures of this Code. NIMNAI is committed in maintaining the confidentiality and security of this information and you are expected to do your part to help honor this commitment.

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Definitions for italicized terms may be found in Appendix A: Definitions

As a general rule, Confidential Information pertaining to NIMNAI or NIMNAI’s Clients should never be communicated to anyone outside of the Firm, unless informed by the Client and must be protected at all times regardless of form or format. Moreover, you should do all you can to keep Client information secure. This includes not sharing or disclosing information to other Firm employees unless they need it to perform their work within NIMNAI. Examples of employees who may need to know about Confidential Information include the Compliance Function, Firm senior management, colleagues who need it for job related purposes, and investment advisor representatives of the Clients to who the Confidential Information relates. NIMNAI Representatives should not communicate or transmit Confidential Information outside the Firm to personal e-mail accounts or store Confidential Information on unapproved storage devices (e.g., personal computers, hard drives or flash drives). NIMNAI Representatives are also prohibited from making unauthorized copies of any documents or files containing Confidential Information and, upon termination of their employment with NIMNAI or an affiliate must return all such documents to NIMNAI. All electronic or computer files containing any Confidential Information may be password secured and firewall protected from access by unauthorized persons. Any conversations involving Confidential Information, if appropriate at all, must be conducted by NIMNAI Representatives in private, and care must be taken to avoid any unauthorized overhearing or intercepting such conversations.

Privacy

As a registered investment adviser, NIMNAI and NIMNAI Representatives must comply with SEC Regulation S-P (Privacy of Consumer Financial Information, herein after the “Privacy Rules”), which was adopted to comply with Section 504 of the Gramm-Leach-Bliley Act that requires investment advisers to disclose to their Clients, who are natural persons, NIMNAI’s policies and procedures regarding the use and safekeeping of investor records (“Privacy Notice”).

Among other requirements, the Privacy Rules require financial institutions, including investment advisers, to send initial and annual, if applicable, Privacy Notices to its Clients. Current Clients must be allotted the opportunity to opt out if the Firm intends to provide any non-public personal information about a Client to a non-affiliated third party.

Any NIMNAI Representative who violates any of the policies described above will be subject to disciplinary action, including possible termination, whether or not they benefited from the disclosed information. These obligations continue to apply even after the termination of your employment with NIMNAI or an affiliate, regardless of the reason for such termination. Any exception to this policy requires the written approval of the Compliance Function.

Personal Account Dealings

Covered Person

Rule 204A-1 of the Advisers Act requires all Access Persons to report, and the investment advisor to review their personal securities transactions and holdings periodically. This policy applies to all “Covered Persons”, which NIMNAI defines as all NIMNAI Representatives. NIMNAI Board of Directors are only subject to the reporting obligation set out below if it can be reasonably assumed that, as a result of their engagement, they have access to information which has not been made public regarding any circumstances which may affect the price of a Security, other Confidential Information pertaining to customers of the securities or currency business of the Firm. In case of any risk of conflicts or uncertainty, employees should contact the Compliance Function before participating in any transaction.

Confidential Information – For Internal Use Only	Page 7 of 36
Definitions for italicized terms may be found in Appendix A: Definitions

Reportable Account and Reportable Securities

     This policy extends to accounts with the capability of trading Securities where a NIMNAI Representative has any direct or indirect beneficial ownership interest or possess trading authority. In addition to the employee’s personal accounts, Reportable Accounts include:

•	Accounts in which the Nordea Representative is named as a joint party, either as a primary or secondary party.
•	Accounts in which the Nordea Representative has control over, e.g. trust accounts, corporate accounts, Power of Attorney (“POA”) on any accounts, etc.
•	Accounts of a Closely Related Person in the same household of a Nordea Representative.[2]
•	Any other accounts the Nordea Representative has a beneficial ownership in or can influence trades.

A Reportable Security is any Reportable Fund or stock, bond, future, investment contract or any other instrument that is considered a “security” under the Advisers Act. A Reportable Fund is a mutual fund advised or sub-advised by NIMNAI or its affiliates or is the principal underwriter for the fund.

The following holdings or transactions are not considered Reportable Accounts (if they do not have brokerage capabilities) or Reportable Securities, and are exempt from Initial Holdings Report, Annual Holdings Reports and/or Quarterly Transaction Reports:

•	Automatic Investment Plans which only offer non-Reportable Funds as investment choices (Note: excluding plans related to your current employment);
•	UTMA or UGMA accounts for a minor child where someone other than you is the custodian;
•	529 Plans that can only invest in non-Reportable Funds;
•	Accounts where you have been given, but do not currently exercise, Power of Attorney (Note: account becomes reportable when the Power of Attorney is activated);
•	Accounts where you are listed as a future beneficiary or the registrant upon death of the account owner (“Transfer on Death” accounts) (Note: account becomes reportable when triggering event occurs);
•	Regardless of brokerage capabilities, accounts of a roommate not meeting the definition of a Closely Related Person;
•	Accounts for which the NIMNAI Representative makes the investment asset class or strategy choice, but specific decisions are made by the manager;
•	Bank Certificate of Deposit;
•	Bankers’ Acceptance;
•	Commercial Paper;
•	Defined Benefit Pension Plans;
•	Money Market Funds (including those advised or sub-advised by NIMNAI)
•	Repurchase Agreements;
•	Spot FX, cash (including foreign currencies) and traveler’s checks;
•	Awards made under the Firm’s long-term incentive plan (including any re-balancing)
•	Open-end Funds, not deemed Reportable Funds;
•	Units of a unit investment trust invested exclusively in non-Reportable Funds;
•	Units in UCITS funds and in other equivalent funds within EEA;
•	Units in Swedish and Finnish special funds or equivalent Alternative Investment Funds (“AIF”), i.e. funds that only invest in financial instruments that have a Sufficient Risk Diversification and whose funds rules are subject to approval by the competent supervisory authorities in an EEA member state (“AIF”); or
•	Units in funds other than as stated above and holdings in foreign undertakings for collective investments, provided that they are subject to the statutory supervision under statues in an EEA member state and have Sufficient Risk Diversification.

2 For purposes of the EU General Data Protection Regulation (“GDPR”) Closely Related Persons of non-U.S. citizens are not subject to rules applicable to them within this Code. The Nordea employee shall certify as necessary on behalf of the Closely Related Person.

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Definitions for italicized terms may be found in Appendix A: Definitions

Exemptions in accordance with this section do not apply to:

a)	Reportable Funds
b)	Units in funds and foreign undertakings for collective investments traded on a stock exchange or other marketplace (e.g. an ETF, Danish listed funds, Closed-end Funds).
c)	Employees who are portfolio managers or analysts of the fund collective investment undertaking.

However, a) through c) above are not subject to pre-approval requirements and only need to be reported. See below Pre-Clearance Requirements section.

All Reportable Accounts and Reportable Security transactions must be reported except those listed as exempt from reporting in this Code or where the Compliance Function has otherwise granted an exemption to this requirement. Employees are responsible for correctly identifying their Reportable Accounts and Reportable Securities. If an employee is not certain as to whether an account or security is a reportable, it is their responsibility to see guidance from the Compliance Function.

Managed Account

Managed Accounts are accounts that meet the following criteria:

•	The account is managed by a third-party.
•	The NIMNAI Representative or Closely Related Person has no power to affect or ability to control or influence investment decisions in the account.
•	The NIMNAI Representative or Closely Related Person does not communicate (directly or indirectly) with the person(s) with investment discretion regarding the trading activity in the account.

Managed accounts are considered to be Reportable Accounts and must be disclosed. At the time of disclosure, the NIMNAI Representative is required to indicate that the account is managed and provide a copy of the agreement/contract to the Compliance Function. The agreement/contract is a document that captures the arrangement whereby the third-party agrees to act as the investment adviser or to manage any investment or trading account of another person.

Reporting Requirements

NIMNAI Representatives shall provide Initial and Annual Holding Reports and Quarterly Transaction Reports, inclusive of Closely Related Person information, to the Compliance Function. NIMNAI Representatives shall use the PeTra System for all reporting purposes and additionally disclose via the NIMNAI Quarterly/Annual Employee Questionnaire. The PeTra System is available 24 hours a day, 7 days a week for reporting and pre-clearance needs. (See below for the PeTra System pre-clearance hours.)

Initial and Annual Holdings Report:

NIMNAI Representatives must disclose holdings for all Reportable Accounts except those exempt in this Code, disclosing the following for each:

•	Title (Name) and type of Security;
•	Exchange ticker/symbol, ISIN, CUSIP number or relevant security identifier;
•	Number of shares or principal amount;
•	Name of broker, dealer or bank of Reportable Account
•	Report submission date.

The Initial Holdings Report must be submitted via the PeTra System as requested by the Compliance Function after new hire training, which shall be no later than 10 calendar days from becoming a NIMNAI Representative. Information must be current as of date with no more than 45 calendar days prior to becoming a NIMNAI Representative. As a newly identified NIMNAI Representative, you are required to also submit an Initial NIMNAI Employee Questionnaire, and quarterly going forward.

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Definitions for italicized terms may be found in Appendix A: Definitions

The Annual Holdings Report is due by the end of the first quarter each year. These reports must be current as of a date not more than 45 days before the submission date. At least once every twelve months, each NIMNAI Representative must submit certification and Annual Holdings Report via the PeTra System, and additionally the Annual NIMNAI Employee Questionnaire.

Quarterly Transaction Reports:

NIMNAI Representatives are required to submit quarterly statements for all Reportable Account with Reportable Security transactions to the Compliance Function no later than thirty (30) days after the end of each calendar quarter or arrange for copies be sent by brokers or other service providers directly to the Compliance Function in a timely manner (copies delivered by brokers will typically only be for U.S. NIMNAI Representatives).

The NIMNAI Representative shall ensure that all statements include the following information:

•	Date of the transaction;
•	Title of the security;
•	Exchange ticker/symbol, ISIN, CUSIP number or relevant security identifier;
•	Interest rate and maturity date;
•	Number of shares or principal amount;
•	Nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	Price at which the transaction was effected;
•	Name of broker, dealer or bank with or through which the transaction was effected; and
•	Report submission date.

This Code does not require NIMNAI Representatives to submit a report with respect to transactions effected for, securities held in, any account over which you do not direct or indirect influence or control. The Compliance Function shall review and confirm that such account meets this exemption. The Compliance Function will keep all information obtained from NIMNAI Representatives under this Code in strict confidence, unless the Firm must disclose it to comply with regulatory obligations. Reports of transactions and other information obtained under this Code may be made available to the SEC, any other regulatory or self-regulatory organization or any other civil or criminal authority or court, to the extent required by law or regulation or to the extent considered appropriate by the Firm’s senior management. Non-U.S. NIMNAI Representatives should retract all personal information for non-Nordea individuals before submitting any required information. In the event that violations or apparent violations of this Code, information may be made available to appropriate management and supervisory personnel of the Firm, the Firm’s legal counsel or auditors, any legal counsel to the above persons and/or any Client affected.

Pre-approval Requirements

All Reportable Security transactions must be pre-cleared using the PeTra System except those listed as exempt from pre-clearance in this Code or where the Compliance Function has otherwise granted an exemption to this requirement. No NIMNAI Representative can purchase or sell any Reportable Security in which he or she has, or as a result of such transaction will establish, Beneficial Interest and/or Investment Control without obtaining pre-approval as detailed below.

Trade pre-approval is not required for transactions in Reportable Accounts of a Closely Related Person sharing the same household as the NIMNAI Representative if the Closely Related Person:

•	Has an independent source of income or assets, and
•	The NIMNAI Representative has no financial interest (e.g. is not a joint owner) and no ability to control or influence investments decisions (e.g. spouse’s IRA account), and
•	Provided that no communication between the persons with investment discretion and the employee with regard to the transaction is permitted to occur prior to execution.

This pre-approval exception does not, however, extend to Limited Offerings and IPOs in the U.S.

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Definitions for italicized terms may be found in Appendix A: Definitions

Pre-approval for the following transactions are exempt:

•	Transactions made through the use of an Automatic Investment Plan;
•	Involuntary purchase or sale of a transaction;
•	Transactions made in an approved Managed Account;
•	Gifting of Securities; however, any subsequent transaction must be pre-approved;
•	Mutual funds;
•	Units in funds and foreign undertakings for collective investments traded on a stock exchange or other marketplace (e.g. an ETF, Danish listed funds, Closed-end Funds).

Pre-approval is only valid for execution for 1 day or 24 hours (whichever is longer) after approval is granted. A new pre-approval must be submitted if the trade is not executed during this timeframe. The Compliance Function designee is responsible for all NIMNAI Representatives pre-approval requests. The approval of a pre-approval request does not supplant a NIMNAI Representative’s obligation to otherwise comply with the requirements of this Code.

Restricted Securities

If notified by the Compliance Function, NIMNAI Representatives are not allowed to personally or on behalf of a Client trade in Securities of an issuer that is included on the Restricted List.

NIMNAI Representatives may not enter into direct transactions in Securities where a Client is a counterpart.

NIMNAI Representatives may not take out loans or make draw downs on approved credit facilities with the intention of buying Securities to be used for collateral of the loans or when the bought Securities or other Securities are furnished as collateral in respect of the loans or credit facilities with the intention to leverage investments. Exemptions from this prohibition are:

•	Loans for buying mortgage bonds with a view to repaying mortgage loans based on the same bond series, and
•	Loans for investing in pension schemes.

NIMNAI Representatives may not enter into margin transactions, e.g. Contract of Differences (CFDs) or other Securities that could leverage portfolio.

Although mutual funds are not subject to the pre-approval requirement, there may be times when the Compliance Function restricts trading in a Reportable Fund. The Compliance Function will communicate periods during which a Reportable Fund would be restricted using reasonable means of communication.

Front-Running & Scalping

Trading while in possession of information concerning NIMNAI’s trades is prohibited and may also violate U.S. Federal Securities Laws. This type of personal trading activity is referred to as front-running and scalping, which may never be conducted by NIMNAI Representatives or Reportable Accounts.

Front-running occurs when an individual, with knowledge of NIMNAI’s trading intentions, knowingly makes a trade just before NIMNAI makes its trade. Scalping is making a personal trade in the opposite direction just after NIMNAI’s trade.

No NIMNAI Representative or Reportable Account can transact in a Reportable Security subject to pre-clearance in a Reportable Account on the same business day as the purchase or sale of such issuer in a Client account. NIMNAI Representatives may not make opposite trades (buy and sell or sell and buy) in the same Security within a period of one month, no matter which custody account is used for trading. NIMNAI Representatives who carry out the investment service discretionary portfolio management with respect to Reportable Securities or manage one or more investment funds may not carry out trading on own account in Reportable Securities which are included in a portfolio or in a fund which the employee manages, to such an extent or such that, due to another reason, it may lead to the discretionary customer’s or fund unit holder’s interests being affected negatively.

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Definitions for italicized terms may be found in Appendix A: Definitions

Limited Offerings and Initial Public Offerings (“IPO”)

NIMNAI Representatives may not directly or indirectly acquire Beneficial Interest and/or Investment Control in a U.S. Limited Offering or make an investment in any U.S. IPO of equity securities, spin-offs, and debt offerings whereby the issuer has not already issued public equity unless such individual has received written approval from the Compliance Function. In the event of an equity issue or similar, which is not intended or the general public and where Nordea is acting as an issuing agent, employees may not subscribe to or trade in the shares. This pre-clearance request applies to all Reportable Accounts.

Short Sales and Derivatives

NIMNAI Representatives are prohibited from short selling. Derivatives are also prohibited with the exception of trading standardized derivatives listed on a regulated or Multilateral Trading Facility for the purpose to hedge risk and on Direct Obligations of the Government of the U.S.

Short-Term Trading

NIMNAI Representatives may not sell a Reportable Security or its equivalent within 30 calendar days of last purchase, or buy a Reportable Security which he or she sold it within the last 30 calendar days.

NIMNAI Representatives should note that there may be other time periods that their personal securities transactions are monitored against. See Excessive Trading and Market Timing sections below.

No NIMNAI Representative can use derivatives including futures, options, and warrants on a Security to circumvent the requirements of the Code (i.e. no NIMNAI Representative may use derivative transactions with respect to a Security if the Code otherwise prohibits them from taking the same position directly in the underlying Security).

Certain NIMNAI Representatives under relevant Remuneration Policies may be subject to additional restrictions. Please see the relevant Remuneration Policies for these additional requirements.

Excessive Trading and Market Timing

NIMNAI Representatives are strongly discouraged to engage in excessive trading of Reportable Securities and should expect additional scrutiny when the volume of personal trading is high. The Compliance Function monitors personal trading and pre-approval volume and can place restrictions and/or recommend disciplinary action if there appears to be a pattern of excessive and/or questionable trading. This restriction does not apply to non-Reportable Securities or trades made by a third-party with investment discretion over a Reportable Account.

NIMNAI Representatives that invest in a Reportable Fund are subject to the excessive trading and market timing requirements.

De Minimis Provision

NIMNAI Representatives that request pre-clearance for a transaction that would otherwise be denied solely because the Security is trading in a Client account, may receive approval from the Compliance Function provided that the issuer of the Security has a market capitalization exceeding U.S. $10 billion (or the equivalent in another currency). Such transactions will be subject to all other provisions of the Code.

Gifts of Securities

With regard to Gift of Securities given or received by a NIMNAI Representative, the gift itself does not have to be pre-approved. However, the transaction(s) must be reported on the next Quarterly Transaction Report/NIMNAI Quarterly Employee Questionnaire following the date of the gift. A subsequent sale of the Security will be subject to pre-approval if the NIMNAI Representative has a Beneficial Interest and/or Investment Control.

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Definitions for italicized terms may be found in Appendix A: Definitions

If you are in possession of material, non-public information concerning a Security you hold, you may not gift the Security to a charitable institution and receive a tax deduction on the gift.

Investment/Savings Club

A NIMNAI Representative who is a member for an investment/savings club must submit to the Compliance Function the regulations, investment rules or equivalent indicating that the club is in compliance with the minimum retention period rules and the annual report of the club. The Compliance Function may consent to the NIMNAI Representative not being required to provide the stated information where the Compliance Function receives access to the foregoing information directly from the investment/savings club.

Public Games/Competitions

NIMNAI Representatives may not participate in public games/competitions related to fictive investments in Securities.

Bitcoins and Other Cryptocurrencies

NIMNAI Representatives are not allowed to conduct transactions in bitcoins and other cryptocurrencies.

Transactions in Foreign Currencies

NIMNAI Representatives are not allowed to conduct transactions in foreign currencies, except when the position is taken for:

•	Paying securities,
•	Goods or services,
•	Acquisition of real estate,
•	Normal use for travelling or payments,
•	Spot FX positions for lifestyle management (e.g. relocation or assets in other countries), or
•	Other non-speculative currency transactions.

Hardships

The Compliance Function may grant an exemption from any otherwise prohibited transactions under special circumstances, such as or example in the event of unforeseen changes in family or living circumstances. Decisions granting exemptions must be received prior to the trades being executed. The reporting requirement remains in respect for relevant trades.

Breaches

Breaches of PAD rules may lead to disciplinary measures up to including termination of contract (employment) or disgorgement of profits for violations.

Gifts and Hospitality

NIMNAI Representatives must adhere to rules regarding the provisions of offering and accepting Gifts and Hospitality to avoid improprieties and the appearance of improprieties that could expose NIMNAI and NIMNAI Representatives to civil or criminal liability or undermine the public’s trust in NIMNAI.

This policy establishes limits on offering and accepting Gifts, as well as certain forms of Hospitality and business courtesies provided by or to Clients, vendors/service providers, Government/Public Official/Employees, including spouses/guests as applicable (collectively “Business Contacts”). All amounts listed here exclude relevant sales and service taxes. Amounts in other currencies, other than USD and CAD, must be converted at the applicable exchange rates from EUR.

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Definitions for italicized terms may be found in Appendix A: Definitions

Gift offering and accepting, as well as certain Hospitality practices, may present a real or perceived Conflict of Interest. Any Gift or Hospitality that could be perceived as improper or as a Conflict of Interest should be avoided. Gifts and Hospitality offered or accepted by or to NIMNAI and/or a NIMNAI Representative must not be intended or designed to improperly influence an employee or a representative of a Business Contact to act in a manner inconsistent with the best interest of such person’s employer or Client, violate a fiduciary duty or place their personal interests ahead of Business Contacts. NIMNAI Representatives must always observe high standards of conduct in dealing with Business Contacts and apply fair and equitable principles of trade in their practices.

Marketing and promoting NIMNAI’s products and services is essential to its ongoing success. Provisions of Gifts, including advertising or promotional items, and Hospitality, is often customary; however, there are rules that regulate these activities. NIMNAI has adopted the policies set forth below to guide NIMNAI Representatives in this area.

In the U.S. and other countries, there are numerous federal, state and local rules and regulations regarding offering and accepting of Gifts and Hospitality. These rules have been established against bribery and corruption, impropriety and the appearance of impropriety, and perceived and actual Conflicts of Interest that may arise as a result of the offering or accepting of the Gifts and Hospitality. They establish restrictions and in certain instances disclosure requirements designed to prevent fraudulent and manipulative acts and practices, promote just and equitable principles of trade, and protect investors and the public interest.

This policy should be read and applied in conjunction with other relevant NIMNAI and global applicable policies, including but not limited to those relating to bribery and corruption, permissible expenses and expense reimbursement, Conflicts of Interest and government relations, some of which may be more restrictive. If a more restrictive policy applies to NIMNAI, then the more restrictive provisions of that policy will govern. NIMNAI Representatives are responsible for being aware of and complying with all relevant policies.

This policy and related policies are designed to:

•	inform employees of various requirements relating to offering and accepting Gifts and Hospitality; and
•	to establish controls to mitigate the risks associated with potential violations of these rules which may include fines, penalties, regulatory criticism, reputational risk, disgorgement of fees and preclusion and loss of business.

NIMNAI Representatives that violate this, or related policies or procedures may be subject to disciplinary action, up to and including, termination of employment.

NIMNAI Representatives operating outside the U.S. should also consult with the relevant the Compliance Function or legal counsel regarding local requirements.

The policy establishes minimum requirements and limitations relating to offering and accepting Gifts and Hospitality to/from Business Contacts. In general, a Gift is a tangible item or anything of value, and Hospitality generally is not treated as a Gift if an employee accompanies the Business Contact to the event.

Some examples of Gifts include, not limited to:

•	physical presents, i.e., wine, baskets, watches;
•	benefits and other non-physical gifts, i.e. holidays/vacations, hotel accommodations, club memberships, promise of employment;
•	advertising or promotional items;
•	ticket(s) to a sporting, leisure, cultural event not attended by the person offering the ticket(s).

Some examples of Hospitality include, not limited to:

•	meals and receptions;
•	travel and accommodations;
•	events
o	Business Events;
o	Entertainment Events;

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Definitions for italicized terms may be found in Appendix A: Definitions

•	Mixed Hospitality;
•	Hospitality to Public Officials.

If Hospitality involves Public Officials, it must be modest and in line with general accepted forms of interactions. Hospitality for U.S. Public Officials shall be approved by NIMNAI CCO. Gifts to any Public Official is not allowed. This policy does not apply to (a) advertising or promotional material of less than EUR 75 ($85, Can$115 or local currency relative to EUR) or less in value to/from non-Government/Public Officials/Employees, such as pens, pencils, note pads, golf balls, t-shirts, key chains, calendars and similar items with company logo, (b) gifts of food or perishable items accepted (e.g., cookies, bagels or flowers, etc.), even if unbranded, that are shared among a group of employees or team or placed in a common area to ensure a de minimis value per employee, or (c) personal Gifts or Hospitality provided that they are not related to the business or the Firm, based on the nature of any preexisting personal relationship between the person offering the Gift or Hospitality and the recipient, it is in connection with commonly recognized life events or occasion or which gifts are customarily given to friends and family, including weddings, bar/bat mitzvahs, christenings, birthdays and other similar occasions (“life events”), and whether the giver paid for the Gift or Hospitality personally; in the event, that the applicable friend or family member is a client type for which enhanced scrutiny might apply (e.g., Government/Public Officials/Employees), it is incumbent upon the NIMNAI Representative to consult with the Compliance Function regarding the potential need for pre-approval.

In general, the receipt of Hospitality that does not serve a demonstrable business purpose, such as a weekend fishing trip or scarce or expensive tickets to sporting, leisure or cultural events, are not permissible under this policy. NIMNAI must assess what is considered reasonable in our marketplace.

NIMNAI Representatives are expected to exercise good judgement and managers should have appropriate oversight over Gifts and Hospitality below the reporting limits.

An overview chart of these limits can be found in Appendix C, and a copy of the G&H Report template is Appendix D.

Gifts

NIMNAI Representatives are prohibited from soliciting gifts of any size or anything of value under any circumstances either for them or for the Firm. NIMNAI Representatives shall not use their position with the Firm to obtain or give anything of value from/to a Client, or any entity that does business or seeks to do business with the Firm. NIMNAI Representatives are prohibited from offering a gift to a Closely Related Person of a Business Contact.

From time to time, NIMNAI Representatives may be offered or may receive, without notice, Gifts from Clients, brokers, vendors/service providers or other persons, because of their position within the Firm. NIMNAI Representatives may only offer or accept Gifts with a cumulative value less than EUR 100 ($115, Can$155 or local currency relative to EUR) in special circumstances such as birthdays, special occasions or local holidays, per Business Contact, per Gift. When appropriate, it is encouraged to address Gifts to a group of people, for example to a unit within a company or an organization itself, rather than to a specific individual, and to offer Gifts that can be easily shared. NIMNAI Representatives may accept Gifts less than EUR 100 ($115, Can$155 or local currency relative to EUR), which the Manager is to be informed and those from a U.S. counterpart or a third-party that has an impact to a U.S. client account must be reported to the Compliance Function, both within a reasonable timeframe.

As a general rule, Gifts valued over EUR 100 ($115, Can$155 or local currency relative to EUR) should not be offered or accepted. If such a Gift has been offered, it should be respectfully declined and/or returned. However, there can be circumstances where exceptions are called for due to compelling business needs or cultural sensitivity, leading Gifts valued over EUR 100 ($115, Can$155 or local currency relative to EUR) being offered or accepted by NIMNAI Representatives. In determining the value of item, it shall use the higher of retail value or actual cost.

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Definitions for italicized terms may be found in Appendix A: Definitions

In the event that the Gift being offered is a ticket to an event, market value shall be used. If the limit is to be exceeded, approval is required by the NIMNAI Representative’s Manager. For Gifts given or received by a U.S. counterpart exceeding the value limit, approval is also needed by NIMNAI CCO. For gifts valued over EUR 500 ($575, Can$780 or local currency relative to EUR) also require approval from Grandparent given their elevated risk of actual or perceived bribery, corruption, conflicts of interest and/or reputational damage. NIMNAI Representatives must decline or return any Gift worth minimal approval limit if not approved by Manager and where applicable NIMNAI’s CCO and/or Grandparent. If that is not reasonable, the Compliance Function must be consulted and donating the Gift to charity should be considered. If an accepted Gift is donated to charity, that fact does not remove the reporting obligation.

Gifts may not be offered to Public Officials and accepting shall follow reporting and approval limits above.

Branded Items fall under the Gifts category. Branded Items valued less than EUR 75 ($85, Can$115 or local currency relative to EUR) can be freely offered and accepted without further requirements. The Nordea or external brand must be on the actual item, not on the wrapping to qualify. Branded Items above EUR 75 ($85, Can$115 or local currency relative to EUR) shall follow the reporting and approval limits as noted above for Gifts greater than EUR 100 ($115, Can$155 or local currency relative to EUR) and/or greater than EUR 500 ($575, Can$780 or local currency relative to EUR).

Regardless of value, NIMNAI Representatives should not offer or accept any of the following gifts as they are always prohibited:

•	Any commissions, kickbacks and rewards offered directly to a NIMNAI Representative for services carried out as part of their job;
•	Secret or hidden commissions;
•	Money, gift-cards or items which can easily be redeemed for cash, even if they are of insignificant value;
•	Access to vehicles, boats, holiday homes or the like for private use, including use by friends or family;
•	Loans subject to non-market adjusted terms, providing of security (guarantee), waives of claims, repayments or interest and other related benefits; or
•	Gifts delivered to a home address.

Hospitality

Hospitality provided by or for business associates in the normal course of business is acceptable. It is very important to find the right balance between customer nursing and excessive spending. It is also important to ensure equal treatment of equal customers.

All Hospitality offered or accepted by a NIMNAI Representative shall be reported if the estimated value of the Hospitality is more than EUR 150 ($170, Can$230, or local currency relative to EUR) per person. NIMNAI CCO shall pre-approve all reportable U.S. based events for all NIMNAI Representatives. Please see Special Provisions, Pre-Approval and Requirements below for additional guidance on events attended by a Closely Related Person.

For offering or accepting meals or receptions valued over EUR 150 ($170, Can$230, or local currency relative to EUR) per person per meal or totaling over EUR 250 ($285, Can$390 or local currency relative to EUR) per person per day (as part of a Business Event for instance) shall be reported.

NIMNAI Representatives may not accept travel and/or trips that are paid for by a business associate without the pre-approval from immediate Manager, and NIMNAI’s CCO for all U.S. related matters. For offering or accepting travel and accommodation valued over EUR 750 ($860, Can$1170, or local currency relative to EUR) there is an added requirement of Grandparent approval as this presents an elevated risk of actual bribery, corruption, conflicts of interest and/or reputational damage.

Confidential Information – For Internal Use Only	Page 16 of 36
Definitions for italicized terms may be found in Appendix A: Definitions

Where it is practical to share travel valued below EUR 150 ($170, Can$230, or local currency relative to EUR) with an external party not subject to pre-approval requirements, such as a taxi ride, it can be covered by either party without it being reported or requiring Manager approval. For shared travel valued over EUR 150 ($170, Can$230, or local currency relative to EUR) such costs should be shared in a reasonable and transparent manner without causing undue advantage by either party. To offer shared travel to Public Officials, Manager approval must be obtained either on a case by case basis or as an extended approval. If such costs are not shared it should be handled as a Gift in accordance to the limits and reporting mentioned in this policy. No matter the value, all shared travel offered or accepted by NIMNAI Representatives for a U.S. counterpart or a third-party that has an impact to a U.S. client account should be reported to the Compliance Function within a reasonable timeframe, following pre-approval limits as detailed within this policy.

Business Events are defined as any event such as training, trade fairs, lectures, conferences, seminars, presentations or product demonstrations where the content and context is clearly and predominantly business related. Normal business meetings are not covered by this definition.

Entertainment Events are defined as any event with no direct professional content beyond maintaining or establishing business relationships. It includes, but is not limited to attendance at music, sport, or other similar cultural events. Discussing business at such events is not enough to make it a business event. As a general rule, offering or accepting Entertainment Events valued over EUR 150 ($170, Can$230, or local currency relative to EUR) per person should be avoided. If an Entertainment Event is offered by a NIMNAI Representative to an external party without a NIMNAI Representative attending, or if an Entertainment Event is accepted by a NIMNAI Representative without the external party attending, it is considered a Gift and must be handled as noted above. When NIMNAI offers invitations to Entertainment Events it should be aimed at a defined group of people, for example to a unit within a company or an organization itself, rather than a specific individual. If it is directed to an individual, it is advisable that the invitation states that it is transferable within the receiving organization.

There can be circumstances where exceptions against the general rule are called for due to compelling business needs or cultural sensitivity, leading to Entertainment Events valued over EUR 150 ($170, Can$230, or local currency relative to EUR) being offered or accepted by NIMNAI Representatives. If the limit is to be exceeded, approval is required by the NIMNAI Representative’s Manager. For Entertainment Events given or received by a U.S. counterpart or has an impact to a U.S. client account exceeding the value limit, approval is also needed by NIMNAI CCO. For Entertainment Events valued over EUR 750 ($860, Can$1170, or local currency relative to EUR) per person also require approval from Grandparent given their elevated risk of actual or perceived bribery, corruption, conflicts of interest and/or reputational damage.

When NIMNAI is offering Hospitality valued over EUR 150 ($170, Can$230, or local currency relative to EUR) per person and covering the cost through a corporate card or expense reports, these reports must be filed by the highest-level Manager present from NIMNAI. For example, two Nordea employees, a Manager and the Manager’s direct report, invite an external party to a dinner valued over EUR 150 ($170, Can$230, or local currency relative to EUR) per person, the direct report cannot report the dinner as it would then be approved by the Manager that attended. It must be reported by the Manager so that it is approved by someone that did not attend the dinner and therefore did not benefit from it. This requirement is in place to ensure transparency.

In case of Mixed Hospitality, each element should be considered on its own merit: e.g. a meal is treated in accordance to meal limits and an Entertainment Event is in accordance to Entertainment Events limits and Gifts are in accordance to Gift limits, each reported separately. However, for certain types of Entertainment Events, such as a music festival spanning multiple days and including meals, one G&H Report is sufficient if it covers the total value of all Gifts and Hospitality taking place in connection to the Entertainment Events. One must therefore always consider the totality of Mixed Hospitality against the general principles. If in doubt, the NIMNAI Representative should only cover its own costs.

Confidential Information – For Internal Use Only	Page 17 of 36
Definitions for italicized terms may be found in Appendix A: Definitions

Reporting and Receiving Firm Approval on Gifts and Hospitality

Employees should use their own judgement in offering or accepting Gifts valued less than EUR 100 ($115, Can$155 or local currency relative to EUR). The decision to offer or accept Hospitality less than EUR 150 ($170, Can$230, or local currency relative to EUR) is NIMNAI’s internal decision. The condition is that the Gift and/or Hospitality in question are in line with all the requirements of this policy. Managers of all NIMNAI Representatives must provide approval for all Gifts and Hospitality. For Gifts less than EUR 100 ($115, Can$155 or local currency relative to EUR) or Hospitality less than EUR 150 ($170, Can$230, or local currency relative to EUR), the Manager is to be informed within a reasonable timeframe, and that the Gift or Hospitality is complaint with prohibited items in this section. Filing a travel or expense report to get a reimbursement for expenses or approving a corporate card invoice constitutes informing a Manager about offering a Gift or Hospitality. NIMNAI Representatives must report the receipt or giving of any Gift and/or Hospitality in excess of the de minims amounts indicated above, and where applicable must have the pre-approval from their immediate Manager, Grandparent, and NIMNAI CCO before accepting or giving any such Gift or Hospitality. No matter the value, the offering or receiving by NIMNAI Representatives of Gifts or Hospitality for a U.S. counterpart or third-party that has an impact to a U.S. client account must be reported to NIMNAI Compliance within a reasonable timeframe, following pre-approval limits as detailed within this policy.

In order to get pre-approval, the G&H Report should be provided to the Compliance Function with evidence of all required approvals.

The written communication (email is preferred) shall include a copy of the G&H Report with immediate Manager, Grandparent and/or NIMNAI CCO comments and approval or objection, which NIMNAI CCO shall log in the NIMNAI Gifts and Events log, and store documentation for books and records purposes. A restrictive approach must be taken to all personal data collected on individuals and must only be recorded and accessed subject to relevant data privacy restrictions, such as GDPR and its principles.

Reporting requirements set forth above does not apply to bona fide dining or entertainment if, during such dining or entertainment, the NIMNAI Representative is accompanied by the person or representative of the entity that does business with NIMNAI.

Gifts and Hospitality that would trigger a G&H Report if they were accepted, but are instead rejected or returned, do not need to be reported. However, any offer of Gifts and Hospitality that could be considered an attempt at bribery must be reported to the Compliance Function or relevant NAM function even when declined or refused according to the NAM Appendix to the ABC Directive.

Special Provisions, Pre-Approval and Requirements

The ABC Directive outlines the bribery concept and details how bribery can be funneled through family members or close associates to avoid detection. Therefore, as a general rule, NIMNAI neither offers nor accepts invitations that include personal guests such as for example a spouse. If a NIMNAI Representative or external party privately pays for its own personal guest, it is a private decision outside the scope of this policy. However, there can be rare circumstances where exceptions are called for due to compelling business needs or cultural sensitivity, leading to inclusion of a Closely Related Person to an event being offered or accepted by NIMNAI. This must be reported without delay through a G&H Report and needs the Grandparent approval due to the inherent risk of actual or perceived bribery, corruption, conflicts of interest and/or reputational damage. If this impacts a U.S. counterpart or a third-party that has an impact to a U.S. client account approval from NIMNAI Compliance is also needed. In the event that a Closely Related Person, is in attendance at an event the cost of a meal is on a per person basis; however, if a ticket to an event is provided then the cost accrues to the NIMNAI Representative and shall follow pre-approval limits.

Prizes in lotteries valued under EUR 100 ($115, Can$155 or local currency relative to EUR) are treated as Gifts. Prizes in lotteries valued over EUR 100 ($115, Can$155 or local currency relative to EUR) must be considered on a case-by-case basis, as lotteries can be manipulated and function as a funnel for bribery. The value

Confidential Information – For Internal Use Only	Page 18 of 36
Definitions for italicized terms may be found in Appendix A: Definitions of the prize, the pool from which winners are selected, transparency in the selection process and relationship between prize winners and the entity holding the lottery should be considered. The Compliance Function shall be consulted.

Speaking fees may be offered or accepted if they are in line with the general principles outlined in this section, and consideration has been given to Conflicts of Interest in line with the NAM Appendix to the Group Board Directive on Conflicts of Interest. If the speaker is a Public Official, then NAM or relevant NAM function must be consulted before speaking fees can be offered by NIMNAI.

Generally, Public Officials themselves have very strict limitations on what they can accept in terms of Gifts and Hospitality, and it is common courtesy to be informed and respectful of such limitations. This includes the ability to offer Public Officials the possibility of being invoiced for the full costs of meal or reception, even if it is not required from NIMNAI’s perspective, or the possibility to attend only a Business Event and not meals or receptions. As outlined in the ABC Directive, it is irrelevant if an offer is accepted for a bribery offence to have occurred i.e. an offer to a Public Official, even when rejected, can constitute an act of bribery. A restrictive application of the general principles in this section must therefore be applied to all Hospitality offered to Public Officials, with special consideration given to the prohibition of ‘frequent’ and ‘lavish’, while modesty and restraint are always encouraged. As outlined in this section, Hospitality where each party fully covers its own cost is not covered by this policy. Where guidance on this section is needed or to help correctly categorize a Public Official, relevant NAM function, or NIMNAI CCO shall be consulted. NIMNAI does not offer Gifts to Public Officials.

NIMNAI may invite Public Officials to business events as if it has a clear connection to and forms a natural and useful part of the work carried out by the Public Official in question. Where reasonable, such invitations should be directed to a defined group within a public entity or the public entity itself. If it is directed to an individual, it is advisable that the invitation is transferrable within the receiving organization. Business Events offered to Public Officials always require a G&H Report as outlined in this section, and immediate Manager must be informed. Inclusion of any element that is not directly business related, such as meals and receptions, makes the event Mixed Hospitality as noted above. Offering a cup of coffee with pastry or similar, does not constitute offering meals, so it does not make a Business Event or a business meeting Mixed Hospitality.

When offering meals and receptions to Public Officials, a distinction must be made between Category I or Category II Public Official. To offer meals and receptions to Public Officials, Manager approval must be obtained. Extended approval can be obtained for multiple events for up to 12 months. The Compliance Function shall be contacted for additional extended approval requirements. All meals and receptions offered to Public Officials require a G&H Report. Category I consist of: Public Officials who exercise direct public authority over or supervision of Nordea; examples include, but are not limited to Public Officials that are representatives of a national regulatory authority, such as FSA, data and labor inspection authorities, police and prosecuting authorities, tax authorities, or other public functions that supervise Nordea; Public Officials who decide public procurement or any representative of a client that became a Nordea client through a public procurement tendering process.; or any external party where decisions or negotiations are ongoing or imminent as highlighted in this policy. Category II consists of Public Officials who fulfil the definitions of Public Officials as outlined in this policy, but do not fulfil the definition of Category I Public Officials. It includes but is not limited to: Public Officials who represent public entity customers; Public Officials who exercise indirect public authority over Nordea, or other Public Officials.

All Gifts and Hospitality no matter of value associated with Special U.S. Counterparts, which are Public Employee Retirement Systems (“PERS”), Taft-Hartley/Union Officials, and ERISA, shall be treated with extra cautiousness and must be pre-approved by the NIMNAI Representative’s Manager and NIMNAI CCO. Limits detailed above for Public Officials should be taken into consideration by approvers, together with local state limits (if applicable).

All charitable contributions, donations, and sponsorships on behalf of NIMNAI shall be pre-approved by NIMNAI CEO and NIMNAI CCO.

Confidential Information – For Internal Use Only	Page 19 of 36
Definitions for italicized terms may be found in Appendix A: Definitions

External Engagements (Outside Business Activity)

Approved external engagements for NIMNAI Representatives should not interfere with their ability to perform their duties and functions or undermine trust and confidence in NIMNAI.

Outside activities, can include:

•	Other employment.
•	Outside Director and Officer Positions.
•	U.S. Political Contributions and Holding Political/Public Office.
•	Lobbying Registration and Reporting Requirements.

All external engagements below shall be approved by a member of SEM, reported in HR Self-Service for non-U.S. employees or U.S. employees should complete the NIMNAI External Engagement form (Appendix E), and report to NIMNAI Compliance.

Engagements like hobbies or participation in a charity are not subject to pre-approval or reporting; as long as they are conducted in the employee’s spare time, are not competing with NIMNAI’s business and the primary motivation is not related to compensation.

Other Employment

NIMNAI Representatives may not hold other employment, including self-employment, without the approval from the Compliance Function. Employment that has been approved is subject to the following:

•	Other employment must not interfere with the employee’s job responsibilities with NIMNAI.
•	Other employment must not be a Client of or in competition with NIMNAI.
•	Other employment must not involve using NIMNAI property, and not involve using the time of other NIMNAI employees during working hours.
•	Other employment may not involve the preparation, audit or certification of documents pertaining to NIMNAI’s business (e.g. the employee may not prepare financial statements on behalf of their outside employer if those financial statements might be submitted to NIMNAI as part of business).
•	NIMNAI Representatives are prohibited from soliciting clients for their other employment while at work.
•	NIMNAI Representatives may not be employed by NIMNAI or NIM AB’s independent auditing firm while working at NIMNAI or NIM AB.

Outside Director and Officer Positions

NIMNAI encourages our employees to be involved in our communities. Generally, NIMNAI Representatives may serve in a non-executive director/officer position of an outside organization, such as school boards, chambers of commerce, or similar community organizations, without providing notice or obtaining prior approval from NIMNAI. While NIMNAI may sometimes collect information related to director/officer positions in outside organizations held by NIMNAI Representatives for marketing or other business purposes, such requests for information do not mean or imply that an employee is serving in such position(s) at the request of NIMNAI.

NIMNAI Representatives should discuss with NIMNAI CEO and NIMNAI CCO whether their service as a director/officer for any outside organization may involve a Conflict of Interest (actual or perceived).

NIMNAI employees should contact NIMNAI CCO and NIMNAI CEO if NIMNAI holds an equity interest in the outside organization. It is the responsibility of the NIMNAI Representative to ask the outside organization if NIMNAI holds such an interest.

When transactions involving NIMNAI are discussed by an outside organization where a NIMNAI Representative serves as an officer or director, the employee should disclose his or her relationship with NIMNAI and not participate in any discussion of or decision about the transaction. If the employee is a director of the outside organization, he or she should ask the board secretary to reflect in the meeting minutes that they did not participate in the discussions and did not vote on that matter due to their relationship with NIMNAI.

Confidential Information – For Internal Use Only	Page 20 of 36
Definitions for italicized terms may be found in Appendix A: Definitions

NIMNAI Representatives are not permitted to maintain positions in institutions or affiliates thereof that are in competition with NIMNAI.

NIMNAI Representatives may occasionally be requested by NAM to serve as an officer or director of an outside organization. NIMNAI Representatives will be deemed to be serving as a director/officer of an organization “At the Request of NAM” only if they have been asked by NAM to serve, the employee submits a request to the Head of NAM Compliance, and the request is approved by the SEM member and reported to NIMNAI Compliance.

U.S. Political Contributions and Holding Political/Public Office

NIMNAI and NIMNAI Representatives must abide by all relevant laws regarding the making of Political Contributions in the U.S. Consistent with U.S. federal laws, NIMNAI does not contribute funds or facilities to federal candidates, national political party committees, or other federal political committees. Moreover, NIMNAI may not make any contributions or expenditures in connection with any state or local election, campaign, or political committee.

NIMNAI Representatives, both U.S. and non-U.S. citizens, are prohibited from making contributions with U.S. federal, state or local election activity and personal activity for U.S. citizens or permanent residents with valid Green Card is limited (non-US. citizens are prohibited). Any personal activity for a NIMNAI Representative that is a U.S. citizen or permanent resident with a valid Green Card NIMNAI Representative shall contact NIMNAI Compliance requesting pre-approval prior to participation by the employee. NIMNAI Representatives should ensure that all political activities in which they choose to engage do not give rise to a situation where there can be the appearance of impropriety. NIMNAI Representatives may not solicit the contributions of others (thus fundraising for a political candidate is prohibited). All other political activities must occur strictly in an employee’s individual and private capacity and not on behalf of NIMNAI or its affiliates. NIMNAI resources (financial or otherwise) may not be used in individual private political activities. NIMNAI Representatives may not use NIMNAI’s name in connection with any political activity with the exemption of a statement of who they are employed by. NIMNAI Representatives are not permitted to purchase tickets or pay fees for any employee to attend an event where portion of such fees or funds will be used for election campaigns. NIMNAI Representatives who desire to run for political office or accept a political appointment must obtain prior written approval by NIMNAI Compliance in addition to External Engagement procedures.

Lobbying Registration and Reporting Requirements

NIMNAI generally does not retain lobbyists, nor does NIMNAI meet the thresholds for registration under any U.S. requirement. Any retention of lobbyists or any contacts with government officials by NIMNAI or NIMNAI Representatives must be undertaken within the applicable restrictions, registration requirements, and disclosure obligations under U.S. requirements.

NIMNAI CCO and NIMNAI CEO must pre-approve NIMNAI’s retention of outside lobbyists and any other agencies or consultancies retained to provide advice related to NIMNAI’s interaction with government (e.g., national, federal, state, regional, provincial, municipal, local) officials and regulators, or otherwise facilitate interaction with such officials and regulators.

NIMNAI Representatives must not undertake activities to attempt to influence legislative, executive, or administrative action at the federal, state, or local levels of government without the pre-approval from NIMNAI’s CCO.

Communication with the Public

NIMNAI’s reputation is one of its most valuable assets. The Firm recognizes that its NIMNAI Representatives may be invited or wish to participate in lectures, panel discussions, seminars and media appearances where the NIMNAI Representative may be called upon to provide general investment advice or information about the Firm.

Confidential Information – For Internal Use Only	Page 21 of 36
Definitions for italicized terms may be found in Appendix A: Definitions

NIMNAI Representatives should be sure that any information or materials disseminated to the public are professional, accurate, balanced, not misleading in any way, and complete. NIMNAI Representatives should obtain approval from NIMNAI’s CCO before participating in any public forum as a representative of NIMNAI or responding to any media inquiries relating to or regarding investing in NIMNAI. NIMNAI Representatives are prohibited from recommending any specific security in a public forum. In situations where the NIMNAI Representative is asked his/her opinion on the investment merits of a security, the NIMNAI Representative should disclose that any opinion given regarding the security is his/her own and not necessarily that of the Firm.

Mandatory Leave

To comply with NAM regulatory policy3, all NAM employees must take “time-off” for a minimum of 10 consecutive business days within a certain period (the “10-Day Rule”). In general, the 10-Day Rule can be satisfied by combining vacation with other leaves, for example, paid holidays, sick time, jury duty, travelling back from a business trip, training, or leave of absence (i.e. short-term disability, paid/unpaid personal leaves). During this “time-off” period, you will not be allowed access to our premises physically or electronically. NIMNAI NY employees will follow this requirement on a 12-month calendar period. Certain limited exceptions are available with approval of NIMNAI CEO, and reported to NAM People and NAM Operational Risk (“Ops. Risk”). Access to e-mails in a smartphone and activity performed through this form of communication is allowed during this mandatory leave. NIMNAI Representatives outside of the NY office shall follow local NIM AB requirements.

Disclosure of Conflict of Interest and Undue Influence

NIMNAI Representatives must not cause or attempt to cause a Client to purchase, sell or hold a Security in order to personally benefit a NIMNAI Representative. If a NIMNAI Representative could materially benefit from an investment decision the NIMNAI Representative must fully disclose the beneficial ownership of the Security, any derivative securities or the Security issuers to the Firm’s CCO. The Firm’s CCO, in consultation with other relevant stakeholders, will determine whether the NIMNAI Representative will be restricted in making investment decisions with respect to the Security in question. NIMNAI Representatives must disclose to NIMNAI Compliance any personal interest that might present a Conflict of Interest or harm the reputation of the Firm.

Exceptions from Compliance

Exceptions from any provisions of this Code can only be granted by the Compliance Function. The NIMNAI CCO will review all written requests for exceptions and may grant them on a case-by-case basis if, in his or her judgement and discretion, the requested action will present minimal opportunity for abuse or harm to the Firm.

Compliance Certifications

All NIMNAI Representatives shall receive a copy of this Code and must initially certify in writing that they have (i) received a copy of the Code; (ii) read and understand the Code; (iii) agreed to abide by the Code; and (iv) reported all Reportable Securities holdings and Reportable Accounts required by the Code. A similar certification shall be delivered at the time of any material amendments to the Code and at least once every twelve months (Appendix B).

Raising Your Concern and Reporting a Breach

As a NIMNAI Representative, you are required to comply with this Code and report any conduct that may be in breach of the law, this Code, or any other NIMNAI or Nordea Group policy or procedure as soon as you can.

3 EBA GL 44, with the S-FSA FFFS 2014:4, chapter 6 you can find it here: https://www.fi.se/contentassets/e9720562371742808d03dbae519473cf/fs1404_eng.pdf

Confidential Information – For Internal Use Only	Page 22 of 36
Definitions for italicized terms may be found in Appendix A: Definitions

It is unlawful for anyone to interfere with a whistleblower’s efforts to communicate with the SEC, including threatening to enforce a confidentiality agreement. As a NIMNAI Representative who has information about a possible securities law violation you are encouraged to report to NIMNAI’s CCO, Head of NAM Compliance or NAM Legal prior to going to the SEC to allow NIMNAI to investigate the matter first.

Any reports of a breach of the Code will be taken seriously and investigated appropriately by NIMNAI in accordance with all applicable policies. It is important that all reports are based on truth and fact. It is the Firm’s policy that no NIMNAI Representative who submits a complaint made in good faith will experience retaliation, harassment or unfavorable or adverse employment consequences. A NIMNAI Representative who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of such NIMNAI Representative’s employment. A NIMNAI Representative who believes he or she has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to promptly report such action to the local Raising your Concern (RYC) investigator, Operational Risk Officer (ORO) or the Firm’s CCO. If, however, an allegation is made maliciously or for personal gain, disciplinary actions will be taken against the employee and the safeguards pursuant to the Whistleblower Rule will not apply.

In most cases, you should raise breaches of the Code, the law or policies and procedures with your direct manager, another manager, local RYC investigator, local ORO, Head of NAM Compliance, or NIMNAI CCO.

A NIMNAI Representative of the Firm should promptly report suspected improper activity to the local RYC investigator to enable the matter to be investigated. The local RYC in close collaboration with the Firm’s CCO will organize and lead a task force to carry out further investigations. In the event that the suspected improper activity involves the Firm’s CCO, the NIMNAI Representatives should promptly report such activity to the Firm’s CEO or their local RYC/ORO. Additionally, a confidential hotline, the U.S. Anonymous Reporting Hotline, is available to New York NIMNAI Representatives who want to report improper activity on an anonymous basis. This hotline is available 24 hours a day, 7 days a week, and can be reached by dialing 866-594-7058. Non-U.S. Associated Persons who wish to anonymously report a concern should use WhistleB: https://report.whistleb.com/Nordea.

Sanctions

If the Compliance Function determines that a NIMNAI Representative has violated the letter or the spirit of this Code, the Firm may impose appropriate sanctions, which may include, but are not limited to, disciplinary action, letter of censure and/or restitution, suspension of personal trading (personal account dealing) privileges, suspension or termination of employment. The Firm may also require that the NIMNAI Representative reverse the trades at issue, disgorge any profits and/or absorb any resulting losses.

Recordkeeping

Rule 204-2(a)(12) and (13) of the Advisers Act requires advisors to keep copies of all relevant material relating to the Code. The Firm will therefore maintain:

•	A list of all person who are, or within the preceding five (5) years have been subject to this Code;
•	Copies of this code and any amendments thereto or previous versions of the Code and any amendments hereto that were in effect at any time during the past five (5) years;
•	Copies of all Firm employees’ written acknowledgment of the Code;
•	Copies of all Initial Holdings Reports submitted by NIMNAI Representatives;
•	Copies of all periodic account statements submitted on behalf of the Firm’s NIMNAI Representatives over the past five (5) years;
•	Copies of all periodic review conducted by the relevant the Compliance Function of NIMNAI Representatives holdings and transactions;
•	A record of any violation of the Code and of any action taken as a result of such violation; and

Confidential Information – For Internal Use Only	Page 23 of 36
Definitions for italicized terms may be found in Appendix A: Definitions

•	A record of any decision, and the reasons supporting the decision, to allow a NIMNAI Representative to buy any security in an IPO or Limited Offering, for at least five (5) years after the end of the fiscal year in which the approval was granted.

Confidential Information – For Internal Use Only	Page 24 of 36
Definitions for italicized terms may be found in Appendix A: Definitions

Appendix A: Definitions

The following terms shall have the meaning as set out herein.

1940 Act	The Investment Company Act of 1940.
Access Person

Any Associate of NIMNAI that has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any Reportable Fund our firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are non-public.

Associated Person	NIM AB employees that are involved in or have access to NIMNAI’s advisory activities, equivalent to Access Person under rule 204A-1 in the Advisers Act.
Advisers Act	The Investment Advisers Act of 1940.
Associate

An Associate includes: (i) any employee, officer, and director, of NIMNAI; (ii) any person who provides investment advice on behalf of NIMNAI and is subject to the supervision and control of NIMNAI; (iii) any contractor, consultant or other temporary employee hired, engaged or providing services by or on behalf of NIMNAI for a period of 90 days or more unless otherwise exempted by the Firm’s CCO and or Head of NAM Compliance; or (iv) any other individual the Firm’s CCO deems appropriate.

Automatic Investment Plan

A program in which regular periodic transactions are made automatically in securities in accordance with a predetermined schedule and allocation. Automatic Investment Plans include automatic dividend reinvestment plans, stock purchase plans, and payroll contributions into an employer offered retirement/401(k) Plan.

Beneficial Interest

Include, but is not limited to, any interest by which an employee can directly or indirectly derive a monetary or other economic benefit from the purchase, sale (or other acquisition or disposition) or ownership of a Security. Transactions performed for the account of spouses, minor children or other Closely Related Persons as well as by entities over which the employee exercises control or influence or by investment pools or comparable groups in which the employee is a participant are to be considered beneficial.

CCO	The Chief Compliance Officer of NIMNAI or his/her designee.
Client	A present, potential, past or rejected client of NIMNAI.
Closed-end Fund

An investment company as defined under the 1940 Act that does not issue or have outstanding redeemable securities. Closed-end Funds typically issue a set number of shares and distribute such shares to investors in a public offering, similar to the way corporate securities are issued and distributed. A Closed-end Fund’s capitalization is often fixed unless additional public offering is made. After the IPO, shares are distributed and anyone who wants to buy or sell shares does so via a secondary market (either on an exchange or over the counter).

Closely Related Person	All members of the employee’s household as well as any account over which the employee has Beneficial Interest. Including (a) the spouse, co-habitee or registered partner of an employee; (b) the dependent children or step-children and other relatives of the employee who have shared the same household as the employee for at least one year on the day in which the relevant transaction took place; (c) a legal entity, which means a legal entity over whom an employee, either alone or together with another party, has a significant influence through either a managerial position or an economic community of interests. “Economic community of interests” means a direct or indirect holding of at least 10% of the shares/participating interests or votes, or the right to receive at least 10% of any dividends paid; and (d)any other person with whom the

Confidential Information – For Internal Use Only	Page 25 of 36
Definitions for italicized terms may be found in Appendix A: Definitions employee’s connection are such that he or she, direct or indirect, has material interest in the results of the trade. Examples include membership in a savings club or ownership interest in non-public companies for trading and management of Securities.

The Firm CCO and/or Head of NAM Compliance, after reviewing all the pertinent facts and circumstances, may determine if not prohibited by applicable law, that an indirect Beneficial Interest in or Investment Control of Securities held by Closely Related Person does not exist or is too remote for purposes of the Code.

Compliance Function	NIMNAI Compliance and NIM AB Compliance
Confidential Information	Information regarding Clients, NIMNAI, NIM AB, NYB, Nordea and its employees that relate to business circumstances or personal circumstances.
Conflict of Interest

A Conflict of Interest exists when a Closely Related Person or a personal friend of a NIMNAI Representative has a direct or indirect material personal financial interest (either through employment, an ownership interest or an investment) in an issuer whose Securities are subject to recommendation to purchase or sell for a Client account, or in a supplier, vendor, enterprise, company, firm, government entity, or other entity that is doing business with or seeking to do business with NIMNAI.

A situation entailing a material risk of a negative impact on the interests of one or more customers with regard to Nordea’s products and services. A Conflict of Interest might exist even if there are no improper acts as a result of it.

Direct Obligations of the Government of the U.S.

Any Security directly issued or guaranteed as to principal or interest by the U.S. Examples of direct obligations include Cash Management Bills, Treasury Bills, Notes and Bonds, and those Treasury Securities designated by the U.S. Department of Treasury as eligible to participate in the STRIPS (Separate Trading of Registered Interest and Principal of Securities). Agency bonds, including Government National Mortgage Association (GNMA), Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC) and Student Loan Mortgage Association (SLMA) bonds are not Direct Obligations of the Government of the U.S.

ERISA	Employee Retirement Income Security Act of 1974.
ETF	Exchange-traded funds are registered investment companies that offer investors a way to pool their money in a fund that invests in stocks, bonds, or other assets.
Federal Securities Laws

For NIMNAI, this generally includes but is not limited to the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment advisers, and any rules adopted there under by the SEC, and any amendments to the abovementioned statues.

Gift of Securities

The transfer of Securities where there is no money or other benefit given/received in exchange (i) from you to another party; (ii) between members of a NIMNAI Representative’s Closely Related Person; or (iii) to you over which you do not control the timing.

Grandparent	Manager’s Manager
IPO

Generally, an initial public offering of securities registered under the Securities Act of 1933, the issuer of which immediately before the registration was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934. This also includes equivalent offerings elsewhere in the world.

Confidential Information – For Internal Use Only	Page 26 of 36
Definitions for italicized terms may be found in Appendix A: Definitions

Investment Control

Any instance where a NIMNAI Representative or a Closely Related Person, exercises direct or indirect influence or control over the purchase, sale, disposition or ownership of a Security.

Examples of Investment Control could include but are not limited to trust accounts, corporate accounts, accounts over which a NIMNAI Representative exercises investment decision-making authority under a power of attorney.

Limited Offering

A security offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933, such as a hedge fund offering or a private placement, including such investments managed by NIMNAI. This also includes equivalent offerings elsewhere in the world.

Month

A period of time from and including a particular date in a calendar until the same date in the following calendar month. In the event the date does not appear in the following month, such date shall be deemed to fall on the first day of the month thereafter. Example: if an employee acquires a Security on 10th March, the Security may not be sold until 10th April at the earliest.

Multilateral Trading Facility	A trading system that facilitates the exchange of financial instruments between multiple parties.
NAM	Nordea Asset Management
NAM AB	Nordea Asset Management Holding AB
NIM AB	Nordea Investment Management AB
NIMNAI	Nordea Investment Management North America, Inc.
NIMNAI Representative	Associated Person and a NIMNAI Associate.
NBAbp	Nordea Bank Abp
NYB	Nordea Bank Abp, New York Branch
Open-end Fund

An investment company as defined under the 1940 Act that pools money from many investors and invests the money in stocks, bonds, money-market instruments, other securities, or even cash. Investors purchase shares in the mutual fund from the fund itself, or through a broker for the fund, and cannot purchase the shares from other investors on a secondary market. The capitalization of an Open-end Fund is open-ended; as more investors buy shares of an Open-end fund, its capital expands. Conversely, when investors liquidate their holdings, its capital shrinks.

PERS	Public Employee Retirement System
PeTra System	An internet-based system used to facilitate pre-clearance, accurate reporting, and oversight for of personal account dealings.
Political Contribution

Any gift, subscription, loan advance, or deposit of money or anything of value made for:

(i)    The purpose of influencing any election for Federal, State, or local office;

(ii)   Payment of debt incurred in connection with any such election; or

(iii)  Transition or inaugural expenses of the successful candidate for State or local office.

Confidential Information – For Internal Use Only	Page 27 of 36
Definitions for italicized terms may be found in Appendix A: Definitions

Public Official

Public Officials are defined as people who locally or at a foreign jurisdiction hold a legislative, administrative or judicial office (appointed or elected), any person exercising or attending a public function, for or on behalf of e.g. a public agency or a publicly controlled enterprise, or any official or agent or an international organization (e.g. the UN or FIFA), and persons serving at entities understood as public in any given jurisdiction (e.g. the state bank, official church, public utilities, municipal pension institutes, labor market offices). The definition includes employees of the above entities. Public Official status is irrespective of prominence or seniority, in other words, it also includes junior and lower level officials and employees (such as a municipality clerk, public school teachers representatives for social services).

Reportable Account

All accounts in which a NIMNAI Representative has any direct or indirect beneficial ownership interest or possess trading authority. These include accounts carried in the NIMNAI Representative’s name, either individually or jointly, or as a member of a partnership, by a Closely Related Person, or other accounts in which a NIMNAI Representative exercises investment discretion or control on behalf of another person or entity.

Reportable Fund	A mutual fund advised or sub-advised by NIMNAI or its affiliates or is the principal underwriter of the fund.
Reportable Security

Any Reportable Fund or Security as defined herein except those specifically identified as exempt from the initial holding report, annual holdings reports and quarterly transaction reports in this Code.

Restricted List	List of issuers which NIMNAI or a NIMNAI Representative has material, non-public information.
SEC	U.S. Securities and Exchange Commission
Security(ies)

A Security as defined by Section 3(a)(10) of the Securities Exchange Act of 1934 or Section 202(a)(18) of the Advisers Act.

The definition of Security is regardless of the registration status or domicile of registration of said Security (i.e. the term Security includes both private placements and publicly-traded securities as well as domestic and foreign securities).

Examples include but are not limited to any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, swap, or privilege on any “security” (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privileged entered into on a national securities exchange related to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

References to a Security in the Code shall include investment fund units, ETFs, debt obligations, derivatives, index and currency transactions, any right or warrant to purchase a Security, or option to acquire or sell a Security, a group or index of securities or a foreign currency.

SEM	NIM AB Senior Executive Management representative
Special U.S. Counterparts	PERS, Taft-Hartley/Union Officials, and/or ERISA Clients.
Sufficient Risk Diversification

Means that the fund’s holdings consist of at least 10 different financial instruments in which not more than two of the holdings may amount to a maximum of 30% each of the fund’s assets from the same issuer, and other holdings may amount to a maximum of 5% each of the fund assets from the same issuer.

Confidential Information – For Internal Use Only	Page 28 of 36
Definitions for italicized terms may be found in Appendix A: Definitions

UCITS (Undertakings for Collective Investment in Transferable Securities)	A European-regulated product, similar to a U.S. registered mutual fund. UCITS funds must comply with investment restrictions that include limits on eligible assets, leverage and diversification, but provide investors the opportunity to invest in a wide variety of investment strategies. UCITS funds feature transparency, liquidity and a risk management framework.

Confidential Information – For Internal Use Only	Page 29 of 36
Definitions for italicized terms may be found in Appendix A: Definitions

Appendix B: Initial and Annual Certification

CODE OF CONDUCT & COMPLIANCE MANUAL

ACKNOWLEDGEMENT FORM

Nordea Investment Management North America, Inc.

I, ______________________, the undersigned NIMNAI Representative of NIMNAI, hereby certify as follows:

I have read and understand the Code of Conduct and NIMNAI’s Compliance Manual;

I agree to comply with the policies and procedures set forth by NIMNAI and those of NIM AB that are applicable to NIMNAI at all times;

I understand and agree that I will report violations (or suspected violations) to NIM AB or NIMNAI Compliance;

I am familiar on the location of these documents and other applicable policies and procedures in MEGA: https://collab-vpn.oneadr.net/sites/nam/bp/index.htm; and

I understand that a violation of any NIMNAI policy and those of NIM AB that are applicable to NIMNAI (inclusive of the NIMNAI Compliance Manual) or a misrepresentation in this certification could constitute a violation of U.S. Federal Securities Laws.

Signed: ___________________________

Name: ____________________________

Title: _____________________________

Date: ____________________________

Confidential Information – For Internal Use Only	Page 30 of 36
Definitions for italicized terms may be found in Appendix A: Definitions

Appendix C: Gifts and Hospitality Overview Chart U.S. Counterparts

Type	Inform	Approval Needed From:	G&H Report Required
Branded Items < EUR 75/$85/Can$115	N/A	N/A	No
Gifts < EUR 100/$115/Can$155	Manager U.S. Compliance	N/A	No
Gifts > EUR 100/$115/Can$155; Branded Items > EUR 75/$85/Can$115	Manager U.S. Compliance	Manager U.S. Compliance	Yes
Gifts > EUR 500/$575/Can$780	Manager U.S. Compliance	Grandparent U.S. Compliance	Yes
Meals and Receptions < EUR 150/$170/Can$230	Manager U.S. Compliance	N/A	No
Meals and Receptions > EUR 150/$170/Can$230 per meal or EUR 250/$285/Can$390 per day	Manager U.S. Compliance	N/A	Yes
Travel or Accommodation < EUR 750/$860/Can$1170	Manager U.S. Compliance	Manager U.S. Compliance	Yes
Travel or Accommodation > EUR 750/$860/Can$1170	Manager U.S. Compliance	Grandparent U.S. Compliance	Yes
U.S. Business Events	Manager U.S. Compliance	N/A	No
Entertainment Events < EUR 150/$170/Can$230	Manager U.S. Compliance	Manager U.S. Compliance	No
Entertainment Events > EUR 150/$170/Can$230	Manager U.S. Compliance	Manager U.S. Compliance	Yes
Entertainment Events > EUR 750/$860/Can$1170	Manager U.S. Compliance	Grandparent U.S. Compliance	Yes
Inclusion of Personal Guest to Event	Manager U.S. Compliance	Grandparent U.S. Compliance	Yes
Business Events to U.S. Public Officials	Manager U.S. Compliance	U.S. Compliance	Yes
Meals and Receptions to U.S. Public Officials	Manager U.S. Compliance	Manager (Extended Approval) U.S. Compliance	Yes
Shared Travel to U.S. Public Officials	Manager U.S. Compliance	Manager (Extended Approval) U.S. Compliance	Yes
Exception Related to U.S. Public Officials	Manager U.S. Compliance	Head of Entity U.S. Compliance	Yes

Note: Local conversion is based on EUR amount.

Confidential Information – For Internal Use Only	Page 31 of 36
Definitions for italicized terms may be found in Appendix A: Definitions

Appendix D: G&H Reports

G&H Reports must at a minimum contain the fields as outline below. Where possible, pre-populated fixed options (such as drop downs) should be used to optimize data quality and aid with creation of statistics. For additional information you may go to: https://ninaa.oneadr.net/portal/internalportal/appmanager/nordeaportal/desktop/Content/Notes/intranet/homepage/home0070.nsf/Released/4d943cba76a4d971c12580fa002995fa?OpenDocument&language=uk&linkCount=4.

Gifts :

	Is Nordea offering or accepting a Gift (drop down)	Name of employee offering or accepting the Gift1)	Unit of employee	Country of employee	Type of Gift (drop down)	Date Gift was offered (DD/MM/YYYY)	Nature of the Gift (i.e. what is the gift)	Situation and reason why the offering took place	Reason for exception to general rules	Value of Gift in EUR (numbers only)	Name of counterparty2)	Is anyone representing a Public Authority or Public Entity?	Name of Manager who has approved	Name of Grandparent that has approved3)	Reference to other G&H reports or comments
Gifts over EUR 100	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	N/A	Optional	If relevant
Gifts over EUR 500	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Optional	If relevant

1)	Name of employee offering or accepting the gift: If a Gift is accepted by Nordea and shared, multiple names or even Unit name may be listed.
2)	Name of counterparty company or public authority: If the counterparty is a company, public authority or public enterprise list the name. If it is a private person, only write “private person”, no names. The restriction on recording private names in the G&H Report, does not in any way limit the requirement of full transparency when informing manager about Gifts.
3)	Grandparent’s approval: This must be documented in writing for example through attaching approval email to the G&H Report.

Accepting Hospitality:

	Type of Hospitality (drop down)	Name of employee filling the report1)	Unit of employee	Country of employee	Names of other employees covered by this G&H Report	Date of Hospitality (DD/MM/YYYY)	Nature of the Hospitality (i.e. what is it)	Situation and reason for invitation	Reason for exception to general rules	Value per person in EUR (numbers only)	Name of counterparty	Is anyone representing a Public Authority or Public Entity?	Name of manager who has approved	Name of Grandparent who has approved	Reference to other G&H reports or comments
Meals and receptions > EUR150 per meal or EUR 250 per day	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	N/A	Optional	If relevant
Travel or accommodation	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	N/A	Optional	If relevant
Travel or accommodation > EUR 500	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Optional	If relevant
Entertainment Events > EUR150	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	N/A	Optional	If relevant
Entertainment Events > EUR750	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Optional	If relevant
Inclusion of personal guest to event	Mandatory	Mandatory	Mandatory	Mandatory	N/A	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Optional	If relevant

Confidential Information – For Internal Use Only	Page 32 of 36
Definitions for italicized terms may be found in Appendix A: Definitions

1)	Name of employee filing the report: The highest-level Manager covered by the report must be the one to file report to ensure transparency when Hospitality is approved.
2)	Name of counterparty: If the counterparty is a company, public authority or public enterprise list the name. If it is a private person, only write “private person”, no names. The restriction on recording private names in the G&H Report, does not in any way limit the requirement of full transparency when informing manager about Hospitality.
3)	Grandparent’s approval: This must be documented in writing for example through attaching approval email to the G&H Report.

Accepting Hospitality:

	Type of Hospitality (drop down)	Name of employee filling the report1)	Unit of employee	Country of employee	Names of other employees covered by this G&H Report	Date of Hospitality (DD/MM/YYYY)	Nature of the Hospitality (i.e. what is it)	Situation and reason for invitation	Reason for exception to general rules	Value per person in EUR (numbers only)	Name of counterparty	Is anyone representing a Public Authority or Public Entity?	Name of manager who has approved	Name of Grandparent who has approved	Reference to other G&H reports or comments
Meals and receptions > EUR150 per meal or EUR 250 per day	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	N/A	Optional	If relevant
Travel or accommodation	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	N/A	Optional	If relevant
Travel or accommodation > EUR 500	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Optional	If relevant
Entertainment Events > EUR150	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	N/A	Optional	If relevant
Entertainment Events > EUR750	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Optional	If relevant
Inclusion of personal guest to event	Mandatory	Mandatory	Mandatory	Mandatory	N/A	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Optional	If relevant

1)	Name of employee filing the report: The highest-level Manager covered by the report must be the one to file report to ensure transparency when Hospitality is approved.
2)	Name of counterparty: If the counterparty is a company, public authority or public enterprise list the name. If it is a private person, only write “private person”, no names. The restriction on recording private names in the G&H Report, does not in any way limit the requirement of full transparency when informing manager about Hospitality.
3)	Grandparent’s approval: This must be documented in writing for example through attaching approval email to the G&H Report.

Offering Hospitality to non-Public Officials:

	Type of Hospitality (drop down)	Name of employee inviting1)	Unit of employee	Country of employee	Date of Hospitality (DD/MM/YYYY)	Nature of the Hospitality (i.e. what is it)	Situation and reason for invitation	Reason for exception to general rules	Value per person in EUR (numbers only)	Name of counterparty	Total number of counterparty (numbers only)	Name of Manager who has approved	Name of Grandparent who has approved	Is approval granted through delegated authority? (drop down)	Reference to other G&H Reports submitted in same situation
Meals and receptions > EUR150 per meal or EUR 250 per day	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	N/A	Optional	If relevant
Travel or accommodation	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	N/A	Optional	If relevant
Travel or accommodation > EUR 500	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Optional	If relevant
Entertainment Events > EUR150	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	N/A	Optional	If relevant
Entertainment Events > EUR750	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Optional	If relevant
Inclusion of personal guest to event	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Optional	If relevant

Confidential Information – For Internal Use Only	Page 33 of 36
Definitions for italicized terms may be found in Appendix A: Definitions

1)	Name of employee inviting: This name should to the extent possible reflect the highest-level manager responsible for hosting the Event. Where Nordea is offering Hospitality and covering the cost through a corporate card or expense report, the reports must be filed by the highest-level Manager present from the hosting entity.
2)	Name of counterparty: If the counterparty is a company, list the name. If it is a private person, only write “private person,” no names. The restriction on recording private names in the G&H Report, does not in any way limit the requirement of full transparency when informing manager about Hospitality.

One line must be used per counterparty even though it is the same event. The exception is when the counterparty is listed as “private person” then one lines and total number of “private persons” sufficient.

3)	Grandparent’s approval: This must be documented in writing for example through attaching approval email to the G&H Report.

Offering Hospitality to Public Officials:

	Type of Hospitality (drop down)	Name of employee inviting1)	Unit of employee	Country of employee	Date of Hospitality (DD/MM/YYYY)	Nature of the Hospitality (i.e. what is it)	Situation and reason for invitation	Does it cover multiple similar hospitality	Value per person in EUR; for multiple Hospitality total value (numbers only)	Name of counterparty1)	Total number of counterparty (numbers only)	Name of Manager who has approved2)	Head of Entity approval for exception3)	Reference to other G&H Reports submitted in same situation
Business Event to Public Officials	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	N/A	Mandatory	Mandatory	N/A	N/A	If relevant
Meals and receptions to Public Officials	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory/Extended approval	N/A	If relevant
Shared travel to Public Officials	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory/Extended approval	N/A	If relevant
Exception related to Public Officials	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory	Mandatory/Extended approval	Mandatory	If relevant

1)	Name of counterparty: List name of public authority or public enterprise the Public Officials represents.
2)	Name of Manager who has approved: If an extended approval is not already reported, the G&H Report must be approved by the employee’s Manager.
3)	Head of Entity approval on exceptions: This must be documented in writing for example through attaching approval email to the G&H Report.

Confidential Information – For Internal Use Only	Page 34 of 36
Definitions for italicized terms may be found in Appendix A: Definitions

Appendix E: NIMNAI External Engagement Form

External Engagement

Nordea Investment Management North America, Inc.

Created by: Name	Date: Click here to enter a date.

EMPLOYEE INFORMATION

Name:   Employee Name                                          Employee number:   Employee number

ENGAGEMENT INFORMATION

Start date*    Click here to enter a date.                            End date*    Click here to enter a date.

Assignment origin*     Choose an item.                         Paid Assignment*     ☐ Yes        ☐ No

Type of assignment*     Choose an item.

Nordea customer   ☐ Yes      ☐ No    If yes, provide below:

Name*Click here to enter text.           Corporate IDClick here to enter text.

Description*

Click here to enter text.

☐ I have read the instructions in the Intranet (Nordea | Intra) and this assignment is according to Nordea rules.*

☐ I have attached relevant documentation for the approver as an Appendix to this document.

OTHER COMMENTS

New Comments:

Click here to enter text.

REVIEWED AND APPROVED BY

X		X
Name:	Date: MM/DD/Y...	Name:	Date: MM/DD/Y...
Title:		Title:

* Mandatory information.

Confidential Information – For Internal Use Only	Page 35 of 36
Definitions for italicized terms may be found in Appendix A: Definitions

Appendix F: Compliance Function: NIMNAI and NIM AB Compliance

Name		Location
James O’Connor	Head of NAM Compliance	Copenhagen
Turid Høyvik Rokne		Copenhagen
Katja Kallionalusta		Helsinki
Fredrik Lundberg		Stockholm
Robert Olausson		Stockholm
Lisa Ruiz	NIMNAI, CCO	U.S.

Team Email:	NIM.Compliance@nordea.com

Confidential Information – For Internal Use Only	Page 36 of 36
Definitions for italicized terms may be found in Appendix A: Definitions